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                                  Exhibit 99.1
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                 SPEEDUS.COM and NEXTLINK Sign $40 Million Pact
         NEXTLINK Agrees to Purchase Two Million Shares at $10 Per Share

June 14, 1999 - New York, New York

SPEEDUS.COM, Inc. (NASDAQ: SPDE) and NEXTLINK Communications, Inc. (NASDAQ:
NXLK) have signed certain agreements under which NEXTLINK will purchase two million shares of SPEEDUS.COM's common stock at $10 per share for a total equity investment of $20 million. Closing of NEXTLINK's stock purchase is scheduled to occur three business days after Hart-Scott-Rodino clearance is obtained, which should occur within three weeks. The stock purchase agreement requires SPEEDUS.COM to use its best efforts to cause a NEXTLINK representative to be elected to SPEEDUS.COM's Board of Directors.

The agreements include a Strategic Alliance that provides SPEEDUS.COM with access to NEXTLINK's NEXTLAB, and certain available NEXTLINK premises and intra-city transport services to support SPEEDUS.COM's requirements. SPEEDUS.COM and NEXTLINK have also agreed to cooperate on regulatory matters of mutual concern, and to explore NEXTLINK's utilization of certain existing SPEEDUS.COM fiber, Network Operating Center and equipment location facilities. Both the NEXTLINK and SPEEDUS.COM boards have approved all the proposed transactions, which are subject to certain regulatory approvals.

SPEEDUS.COM has also agreed, subject to required Federal Communications Commission ("FCC") approvals, to allow NEXTLINK to lease, and later to assign to NEXTLINK, 150 MHz of SPEEDUS.COM's LMDS spectrum for a total amount of $20 million. The spectrum transaction does not have an impact on SPEEDUS.COM's Internet Broadband Broadcast System or on the Company's future business plans. Pending FCC approval of the license assignment, NEXTLINK will pay SPEEDUS.COM monthly lease payments of approximately $172,000 for the right of use of the spectrum. The Company expects closing to occur within 180 days.

On a proforma basis, assuming the closing of the transactions contemplated in the agreements and based on the Company's current shares outstanding and cash position, SPEEDUS.COM will have approximately $50 million in cash, $0.3 million of debt and 19.7 million fully diluted shares of common stock outstanding.

Founded in 1994 by telecommunications pioneer Craig McCaw, NEXTLINK Communications, Inc. provides competitive local, long distance and enhanced telecommunications services and is the largest holder of fixed wireless spectrum in North America. NEXTLINK Chairman and Chief Executive Officer Steve Hooper stated that "We now have a strategic investment in a growing broadband wireless Internet Service Provider who is doing some very creative things and is bringing new services to market segments that NEXTLINK is not currently addressing."

For information on NEXTLINK please contact Todd Wolfenbarger / media and industry analysts 425.519.3946 / 206.399.6770 portable or Nancy Bacchieri / financial analysts 425.519.8940.


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SPEEDUS.COM is a facilities-based super high-speed Internet Service Provider.
The Company is limiting the marketing of its Internet service under the SPEED service mark to its initial subscribers as part of the SPEED service pilot program. SPEED is delivered via 14 fully functional Internet Broadcast Stations in operation under SPEEDUS.COM's FCC license covering Metro New York. SPEED subscribers are able to browse the Web using the Company's SPEED modem capable of downstream speeds of up to 48 Mbps, which is 31 times faster than a full T1 line. The SPEED modems are only available from the Company for $350, which along with the $150 installation cost can now be financed for up to 3 years.

SPEEDUS.COM operates a Network Operation Center ("NOC") in the Brooklyn Army Terminal. The NOC contains a data center with a Linux-based Internet gateway transmitter and a teleport facility with satellite down links and fiber optic backbone. SPEEDUS.COM's NOC hardware and software, and customer premise equipment and software, give its Internet network the unique ability to "multi-cast" and "stream" high-quality full screen full motion video and CD-quality audio to its subscribers. SPEEDUS.COM also provides standard direct dial-up and ISDN service with web hosting, e-mail and value-added Internet services. The Company's signal is currently not available at all locations in its license area. Increased signal coverage through additional Internet Broadcast Stations is crucial to widespread availability of the SPEED service. However, SPEEDUS.COM believes that where its signal penetrates, the Company offers small businesses and residential customers the lowest-cost, highest downstream speed Internet access available.

For additional information on the Company and its services, please visit the Company's new website at www.speedus.com or call 718.567.4300.

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Statements contained herein that are not historical facts, including but not limited to statements about the Comp any's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company's sales, marketing and support efforts.

All rights reserved. SPEEDUS.COMsm and SPEEDsm are service marks of SPEEDUS.COM, INC.


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